Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 25, 2013, relating to the consolidated financial statements of U.S. Auto Parts Network, Inc. and subsidiaries, and the effectiveness of U.S. Auto Parts Network Inc. and subsidiaries internal control over financial reporting, appearing in the Annual Report on Form 10-K of U.S. Auto Parts Network Inc. and subsidiaries for the year ended December 29, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

May 9, 2013